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                                                                    Exhibit 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement on Form S-3 of ISTA Pharmaceuticals, Inc. for the registration of 20,000 shares of its common stock and the incorporation by reference thereon, of our report dated February 1, 2002 (except for the fifth paragraph of Note 1, as to which the date is June 18, 2002), with respect to the consolidated financial statements of ISTA Pharmaceuticals, Inc., which are included in the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 12, 2002.



                                        /s/ Ernst & Young LLP

San Diego, California
December 12, 2002